Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NVR, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-29241) on Form S-8 (for the Profit Sharing Plan of NVR, Inc. and Affiliated Companies), the registration statement (No. 333-79949) on Form S-8 (for the NVR, Inc. 1998 Directors’ Long-Term Stock Option Plan), the registration statement (No. 333-79951) on Form S-8 (for the NVR, Inc. 1998 Management Stock Option Plan), the registration statement (No. 333-56732) on Form S-8 (for the NVR, Inc. 2000 Broadly-Based Stock Option Plan), the registration statement (No. 333-82756) on Form S-8 (for the Profit Sharing Plan of NVR, Inc. and Affiliated Companies), the registration statement (No. 333-166512) on Form S-8 (for the NVR, Inc. 2010 Equity Incentive Plan) and the registration statement (No. 333-195756) on Form S-8 (for the NVR, Inc. 2014 Equity Incentive Plan) of NVR, Inc. of our reports dated February 15, 2017, with respect to the consolidated balance sheets of NVR, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of NVR, Inc.

KPMG LLP

McLean, Virginia

February 15, 2017